Exhibit 99.1

COMPANY CONTACT

Chris King

(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, MARCH 12, 2012

DIAMONDROCK CLOSES $170 MILLION SECURED FINANCING ON THE LEXINGTON HOTEL NEW YORK

BETHESDA, MD, March 12, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it closed on the previously announced $170.4 million loan secured by a mortgage on the Lexington Hotel New York. The Loan bears interest at a floating rate of one-month LIBOR plus 300 basis points and has an initial term of three years with two one-year extension options subject to the satisfaction of certain terms and conditions and payment of an extension fee.

“This loan further strengthens DiamondRock’s industry-leading balance sheet and positions it for growth. The $170 million in cash proceeds from this loan will be utilized to repay all outstanding balances on the Company’s corporate revolver and will bolster the Company’s cash position,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

The financing was led by Citibank N.A. who acted as the Lead Arranger, Book Running Manager and Administrative Agent. Also participating in the financing are The Prudential Mortgage Capital Company as Co-Documentation Agent and BBVA Compass as Syndication Agent.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 26 premium hotels with approximately 12,000 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-

looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions that will affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; our ability to complete acquisitions; the performance of acquired properties after they are acquired; necessary capital expenditures on the acquired properties; and our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; and other risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.